UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 28, 2014 Crossroads Systems, Inc. (the “Company”) elected Galen Vetter, 62, to the Board of Directors, effective immediately. The Company also appointed Mr. Vetter as Chairman of the Audit Committee of the Board of Directors (the “Audit Committee”), replacing Jeffrey Eberwein who will no longer serve as a member of the Audit Committee, but who will continue to serve as a member of the Board of Directors. Mr. Vetter was designated the “audit committee financial expert” of the Audit Committee under the applicable rule of the Securities and Exchange Commission and Nasdaq Stock Market.

In addition to serving as a director of the Company, Mr. Vetter is currently a private investor and professional corporate director. In his career, Mr. Vetter served as president of Rust Consulting, Inc. from December 2008 to May 2012, as global chief financial officer of Franklin Templeton Investment Funds from April 2004 to November 2008 and in numerous roles at McGladrey LLP from June 1973 to March 2004. Since January 2013, Mr. Vetter has served as a director of Aetrium, Inc. and, since January 2009, has served as a member on the Advisory Board of Directors of Land O’Lakes Inc. Mr. Vetter is a licensed certified public accountant (inactive). Mr. Vetter is a member of the National Association of Corporate Directors, including being Board Leadership Fellow certified. Mr. Vetter received his Bachelor of Science degree from the University of Northern Iowa.

There is no arrangement or understanding between Mr. Vetter and any other persons pursuant to which Mr. Vetter was elected as a director. Additionally, there are no transactions involving the Company and Mr. Vetter that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Vetter will receive compensation in accordance with the Company’s standard director compensation arrangements as described in its 2014 Proxy Statement, filed with the Securities and Exchange Commission on February 14, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: April 29, 2014	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer